Exhibit 99.3

Execution Version

SECURITIES HOLDERS’ AGREEMENT (this “Agreement”) is made on October 12, 2021

AMONG:

(1)

TLC BioSciences Corp., an exempted company organized under the laws of Cayman Islands whose registered address is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(2)

Teal Sea Holding Corp., an exempted company organized under the laws of Cayman Islands whose registered address is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”);

(3)

Sea Crest Holding Corp., an exempted company organized under the laws of Cayman Islands whose registered address is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Cayman 2”);

(4)

Woods Investment Company Limited ( 森投資 股份有限公司), a limited liability company organized under the laws of Taiwan, whose registered office is located at 11F-1, 3 Yuanqu Street, Nangang District, Taipei 11503 (“Bidco”);

(5)

Taiwan Liposome Company, Ltd, a limited liability company organized under the laws of Taiwan, whose registered office is located at 11F-1, No. 3, Yuanqu Street, Nangang District, Taipei (“TLC”), as party to this Agreement upon executing a joinder substantially in the form attached hereto as Exhibit A;

(6)	Each of the Persons listed in the Part A of Schedule 1 (the “Major Shareholders”, and each, a “Major Shareholder”);

(7)	Each of the Persons listed in the Part B of Schedule 1 (the “Management Parties”, and each, a “Management Party”);

(8)

PAG Growth Lynx Holding (BVI) Limited, an exempted company organized under the laws of British Virgin Islands whose registered address is located at Commerce Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands (“PAG”); and

(9)

Each of the holders of Series A-3 Preferred Shares (the “Series A-3 Preferred Shareholders”, and each, a “Series A-3 Preferred Shareholder”), as party to this Agreement upon executing a joinder substantially in the form attached hereto as Exhibit B;

(together the “Parties” and each a “Party”).

RECITALS:

(A)	As of the date hereof, Mr. George Yeh owns all of the issued shares of the Issuer and the Issuer owns all of the issued shares of the Company.

(B)	On July 5, 2021, Bidco and TLC entered into a share swap agreement (the “Share Swap Agreement”), which contemplates the acquisition of TLC by

Bidco through a Share Swap, issuance of Bidco Series B Special Shares by Bidco in exchange for shares of TLC in the Share Swap, redemption of Bidco Series B Special Shares which holders have not elected to convert into Bidco Common Shares and payment of the total Bidco Redemption Price in cash, each as defined in the Securities Purchase Agreement.

(C)

To fund a portion of the total Bidco Redemption Price, the Issuer has agreed to sell to PAG, and PAG has agreed to purchase from the Issuer, an exchangeable note in the principal amount of US$36 million (the “Principal Amount”) (the “First Note”) at First Completion pursuant to and as defined in that certain Securities Purchase Agreement, dated July 5, 2021, among the Issuer, the Company, Cayman 2, Bidco, the Major Shareholders, the Management Parties and PAG (as amended, supplemented or modified from time to time, the “Securities Purchase Agreement”). The Issuer will lend the proceeds from the issuance of the First Note to the Company and the Company will in turn lend the proceeds to Bidco. The First Note and any Second Note that may be purchased by PAG as interim funding for the Group under Section 5.8 (Interim Funding) are exchangeable into Series A-1 Preferred Shares of the Company. In addition, the Company has agreed to issue to PAG, and PAG has agreed to subscribe from the Company, certain number of Series A-1 Preferred Shares at Second Completion pursuant to the Securities Purchase Agreement.

(D)

To fund the remaining portion of the total Bidco Redemption Price, the Major Shareholders and certain Other Rollover Shareholders have invested in Bidco in exchange for Bidco Series A-1, A-2 and A-3 Special Shares, each as defined and contemplated in the Securities Purchase Agreement. In addition, the shareholders of Bidco will participate in the Rollover Transactions such that (i) the Bidco Common Shares held by the Major Shareholders and the Management Parties and those held by the Other Rollover Shareholders of Bidco will be rolled over into the same number of ordinary shares issued by the Issuer and Cayman 2, respectively, (ii) the Bidco Series A-1 Special Shares held by the Major Shareholders will be rolled over into the same number of Series A preferred shares issued by the Issuer, and (iii) the Bidco Series A-2 Special Shares and Bidco Series A-3 Special Shares held by certain Other Rollover Shareholders will be rolled over into the same number of Series A preferred shares and Series B preferred shares, respectively, issued by Cayman 2. Ordinary shares of the Issuer, Series A preferred shares of the Issuer and Series A preferred shares of Cayman 2 will be exchanged for Ordinary Shares, Series A-2 Preferred Share and Series A-3 Preferred Shares, respectively, of the Company at Second Completion. Series B preferred shares of Cayman 2 will not be exchanged into Series B Preferred Shares of the Company at Second Completion, but any distribution made by the Company on the Series B Preferred Shares will be used by Cayman 2 for distribution on Series B preferred shares of Cayman 2 in priority to ordinary shares of Cayman 2 in accordance with the charter documents of Cayman 2. Ordinary shares and Series B preferred shares of Cayman 2 will be exchanged for Ordinary Shares of the Company immediately prior to an initial public offering of the Company.

The Parties wish to provide for certain matters relating to the rights and obligations of the Securities Holders (as defined hereafter) of the Company upon completion of the purchase of the First Note at First Completion.

AGREEMENT:

SECTION 1 INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of the Subject Person being a Person other than a natural person, any other Person that directly or indirectly Controls, is directly or indirectly Controlled by or is directly or indirectly under common Control with the Subject Person and (ii) in the case of the Subject Person being a natural person, any other Person that is a Relative of the Subject Person or is directly or indirectly Controlled by the Subject Person.

“Anti-Corruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Member, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Corruption Prohibited Activity” means offering, paying, promising to pay or authorizing the payment of any money or the giving of anything of value: (a) to any Government Official, or to any Person under circumstances where the Person carrying out such activity knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage or (iv) inducing such Government Official to influence or affect any act or decision of any Government Authority, in each case, in order to assist the Person carrying out such activity in obtaining or retaining business for or with, or in directing business to, any Person, or (b) to any Person, with the intention of influencing or rewarding such Person for acting in breach of an expectation of good faith, impartiality or trust, or which it would otherwise be unlawful for the recipient to accept.

“Articles” means the Articles of Association of the Company, as amended from time to time pursuant to the terms of this Agreement.

“Basic Documents” has the meaning ascribed to it in the Securities Purchase Agreement.

“Bidco Redemption Price” has the meaning ascribed to it in the Securities Purchase Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Taiwan or Hong Kong are required or authorized by law or executive order to be closed.

“Change of Control Event” means, other than any restructuring of the Group approved by the Board (including the approval of the PAG Director):

(a)

any merger, consolidation or similar transaction of any Group Member, any transfer of Equity Securities of any such Group Member or any other transaction of any such Group Member, in one or a series of related transactions, as a result of which the Shareholders of the Company holding a majority of the Equity Securities (on an as- converted basis) or voting power of such Group Member (on an as- converted basis) immediately prior to such transactions will cease to own, directly or indirectly, a majority of the Equity Securities (on an as-converted basis) or voting power of such Group Member or the surviving entity immediately following the consummation of such transactions; or

(b)

the sale, disposition or exclusive licensing of all or substantially all of the assets (including intellectual properties and other intangible assets) of the Group, including by selling a Group Member that owns or controls, directly or indirectly, all or substantially all of the assets of the Group.

“Control” of a Person means (i) ownership of more than 50% of the shares in issue or other equity interests of such Person or (ii) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise; and the terms “Controlled” and “Control” have the meaning correlative to the foregoing.

“Direct Competitor” means an entity the principal business of which competes directly with the principal business of the Group at the time of a proposed Transfer and which entity is included in the most recent list of not more than five such entities provided by the Company to PAG as of the date hereof, as may be updated as approved by the Board as of each anniversary of the date hereof.

“Director” means a director of the Company (including any duly appointed alternate director).

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (c) any proxy, power of attorney, voting trust agreement, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (d) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exchange Shares” means the Series A-1 Preferred Shares issued to PAG upon exchange of all or part of the principal amount of the Notes in accordance with the terms thereof, as adjusted for any bonus share issue, share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting such Preferred Shares.

“Financial Year” means the financial year of the Company, which ends on December 31.

“First Completion” means the completion of the purchase of the First Note.

“First Completion Date” means the date upon which the First Completion occurs.

“Government Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange.

“Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Government Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

“Group” means collectively the Company, Bidco and the TLC Group, and “Group Member” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board.

“InspirMed” means InspirMed Inc., an exempted company organized under the Laws of the Cayman Islands, a Subsidiary of TLC.

“Internal Rate of Return” means (i) in respect of PAG’s investment cost for all or any portion of the principal amount of each Note, the annual rate based on a 365-day period used to discount each cash flow in respect of such principal amount of such Note (such cash flow to include the original purchase consideration paid for such principal amount of such Note as negative cash flow and the investment cost, and all interests, distributions received on, and cash received from redemption of, such principal amount of such Note as positive cash flow) to the original date of issuance of such Note such that the present value of the aggregate cash flow equals zero; (ii) in respect of PAG’s investment cost for any Exchange Shares, the annual rate based on a 365-day period used to discount each cash flow in respect of all or such portion (as applicable) of the principal amount of the relevant Note from which such Exchange Shares have been exchanged and in respect of such Exchange Shares (such cash flow to include the original consideration paid to the Issuer for all or such portion (as applicable) of the principal amount of such Note as negative cash flow and the investment cost, and all interests, dividends and other distributions received on, and cash received from redemption of, such principal amount of such Note and such Exchange Shares as positive cash flow) to the original date of issuance of such Note such that the present value of the aggregate cash flow equals zero; (iii) in respect of PAG’s investment cost for any Purchased Shares, the annual rate based on a 365-day period used to discount each cash flow in respect of such Purchased Shares (such cash flow to include the subscription price paid to the Company for the subscription of such Purchased Shares as negative cash flow and the investment cost, and all interests, dividends and other distributions received on, and cash received from, sale or redemption of such Purchased Shares) to the date of subscription of such Purchased Shares such that the present value of the aggregate cash flow equals zero; and (iv) in respect of any other Series A Preferred Shares issued in the Rollover Transactions, the annual rate based on a 365-day period used to discount each cash flow in respect of such Series A Preferred Shares (such cash flow to include the subscription price paid to the Company for the subscription of such Series A Preferred Shares, at a per-share price equal to the USD Equivalent of Bidco Redemption Price, as negative cash flow and the investment cost, and all interests, dividends and other distributions received on, and cash received from, sale or redemption of such Series A Preferred Shares) to the date of subscription of such Series A Preferred

Shares such that the present value of the aggregate cash flow equals zero. In connection with any payment required under this Agreement, the Internal Rate of Return will be calculated with reference to the period from the original date of issuance of the relevant Note or the date of subscription for the Purchased Shares or the other Series A Preferred Shares (as applicable) to the date on which such payment is made is due.

“Issuer Shareholders” means the Major Shareholders and the Management Parties, and each an “Issuer Shareholder”.

“Liquidation Event” means any of the following events:

(a)	any liquidation, dissolution or winding up of a Group Member that has assets with a total book value or market value of more than US$10,000,000; and

(b)	any Change of Control Event of the Group or a Group Member that has assets with a total book value or market value of more than US$10,000,000.

“Mainland Chinese Investor” means an investor subject to the regulations under the Measures Governing Investment Permit to the People of Mainland Area (大 陸地區人民來台投資許可辦法).

“Major Shareholder Representative” means Yu Hua Lin or such other Person which the Major Shareholders listed on Part I of Schedule 1 designate as the Major Shareholder Representative.

“Material Adverse Effect” has the meaning ascribed to it in the Securities Purchase Agreement.

“NT$” means New Taiwan Dollars, the lawful currency of Taiwan.

“Note” means each of the First Note or the Second Note.

“Ordinary Shares”  means the ordinary shares in the  Company, par value US$0.0001 per share.

“on an as-converted basis” means, at any given time, assuming the conversion, exercise and/or exchange of all Equity Securities then issued and outstanding, which are directly or indirectly, convertible, exercisable or exchangeable into or for Ordinary Shares or into or for other Equity Securities (including Preferred Shares) which are convertible into Ordinary Shares and the conversion, exercise and/or exchange of such other Equity Securities, including without limitation exchange of the Notes then issued and outstanding and conversion of all Preferred Shares into Ordinary Shares.

“Person” means any natural person, firm, company, Government Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Preferred Shares” means Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares and Series B Preferred Shares, and each, a “Preferred Share”.

“Pro Rata Share” means, with respect to a Securities Holder at any time, the proportion, expressed as a percentage, that the number of Ordinary Shares held by such Shareholder bears to the aggregate number of Ordinary Shares outstanding, in each case on an as-converted basis at such time.

“Purchased Shares” means such number of Series A-1 Preferred Shares as may be subscribed by PAG pursuant to section 2.2 of the Securities Purchase Agreement, as adjusted for any bonus share issue, share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting such Preferred Shares.

“Qualified IPO” means a firm underwritten public offering of shares of the Company on internationally recognized stock exchange approved by the Board that implies a pre-money valuation of the Group Members (based on the price per share offered to the public in such offering) of at least (x) US$800,000,000 million, if such offering is completed on or prior to December 31, 2022, (y) US$1,000,000,000, if such offering is completed after December 31, 2022 but on or prior to December 31, 2024, or (z) such higher amount as may be approved by the Board (including the approval of the PAG Director),, if such offering is completed after December 31, 2024.

“Relative” of a natural Person means his or her spouse or any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great- grandparent of such Person or his or her spouse.

“Related Person” of a Person (the “Subject Person”) means (i) any direct or indirect shareholder of the Subject Person or its Subsidiaries, (ii) any director of the Subject Person or its Subsidiaries, (iii) any officer of the Subject Person or its Subsidiaries, (iv) any Relative of a shareholder, director or officer of the Subject Person or its Subsidiaries, (v) any Person in which any shareholder, director or officer of the Subject Person or its Subsidiaries has any interest, other than a passive shareholding of less than two percent in a publicly listed company, or over which a Related Person exercises Control or significant influence through voting, position or ownership or (vi) any other Affiliate of the Subject Person or its Subsidiaries.

“Rollover Transactions” has the meaning ascribed to it in the Securities Purchase Agreement.

“Sanctions Laws and Regulations” means (i) all laws, regulations and Executive Orders administered by the U.S. Treasury Department Office of Foreign Assets Control, including without limitation, the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, the United Nations Participation Act, and the Syria Accountability and

Lebanese Sovereignty Act, all as amended, regulations found at Title 31, Subtitle B, Chapter 5 of the U.S. Code of Federal Regulations (C.F.R.) and any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; (ii) any U.S. sanctions related to or administered by the U.S. Department of State; or (iii) any sanctions Laws, regulations, directives, measures or embargos imposed or administered by the United Nations Security Council, Her Majesty’s Treasury, the European Union (including under Council Regulation (EC) No. 194/2008), or any other jurisdiction that has or will in the future issue a restrictive trade law applicable to the Company.

“Second Completion” means the completion of subscription for Purchased Shares.

“Second Completion Date” means the date upon which the Second Completion occurs.

“Security Document” has the meaning ascribed to it in the Securities Purchase Agreement.

“Securities Holders” means (a) PAG, (b) the Issuer, (c) Cayman 2 and (d) any other Person who becomes a holder of Equity Securities of the Company and becomes party to this Agreement by executing a Deed of Adherence substantially in the form attached hereto as Exhibit C, in each case for so long as such Person remains a holder of Equity Securities of the Company, and in the case of any Securities Holder that is a natural Person shall be deemed to include the estate of such Securities Holder and the executor, conservator, committee or other similar legal representative of such Securities Holder or such Securities Holder’s estate following the death or incapacitation of such Securities Holder.

“Senior Managers” means the President, the Chief Executive Office, the President, the Chief Medical Officer, the Chief Business Officer, the head of finance and administration, the head of research and development and the head of chemistry, manufacturing and controls (or the individuals with other titles performing the foregoing functions) and the C-level or above employees of the Group.

“Series A Preferred Shares” means the Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series A-3 Preferred Shares.

“Series A-1 Preferred Shares” means the Series A-1 convertible preferred shares, par value US$0.0001 per share, in the share capital of the Company having the rights, preference and privileges attaching to it as set out in the Articles.

“Series A-2 Preferred Shares” means the Series A-2 convertible preferred shares, par value US$0.0001 per share, in the share capital of the Company having the rights, preference and privileges attaching to it as set out in the Articles.

“Series A-3 Preferred Shares” means the Series A-3 convertible preferred shares, par value US$0.0001 per share, in the share capital of the Company having the rights, preference and privileges attaching to it as set out in the Articles.

“Series B Preferred Shares” means the Series B convertible preferred shares, par value US$0.0001 per share, in the share capital of the Company having the rights, preference and privileges attaching to it as set out in the Articles.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Shareholders” means (a) any holder of Shares and (b) any other Person who becomes a holder of Shares and a party to this Agreement by executing a Deed of Adherence substantially in the form attached hereto as Exhibit C, in each case for so long as such Person remains a holder of Shares, and in the case of any Shareholder that is a natural Person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Singapore” means the Republic of Singapore.

“Subsidiaries” means, with respect to any given Person, any other Person that is not a natural person and that is Controlled by such given Person.

“TLC Group” means collectively TLC and all Subsidiaries of TLC, and “TLC Group Member” means any of them.

“USD Equivalent” has the meaning ascribed to it in the Securities Purchase Agreement.

“US$” means United States Dollars, the lawful currency of the United States of America.

“Warrantors” means collectively the Parties other than PAG and any holder of Series A-3 Preferred Shares.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
Acceptance Notice ..........................................................................	2.4(b)
Agreement.......................................................................................	Preamble
Auditor ............................................................................................	5.1(a)
Bidco ...............................................................................................	Preamble
Cayman 2 ........................................................................................	Preamble
Company .........................................................................................	Preamble
Confidential Information ................................................................	9.1(a)
Co-Sale Securities ...........................................................................	2.5(a)
Electing Holder ...............................................................................	3.5
Electing Offeree ..............................................................................	2.4(a)
Election Notice................................................................................	3.4(a)
Excess Offered Shares ....................................................................	2.4(a)
Existing Shareholder Transfer ........................................................	2.2
FDA.................................................................................................	6.1(b)(vii)
First Note ........................................................................................	Recitals

Term	Section
First Refusal Allocation ..................................................................	2.4(a)
Indemnified Party(ies) ....................................................................	12.1(a)
Indemnifying Party .........................................................................	12.1(a)
Issuance Notice Period....................................................................	3.4(a)
Issuer ...............................................................................................	Preamble
Losses..............................................................................................	12.1(a)
Major Shareholder(s) ......................................................................	Preamble
Management Party(ies) ...................................................................	Preamble
New ESOP ......................................................................................	5.9
Non-Electing Offerees ....................................................................	2.4(a)
Offer Period ....................................................................................	2.4(a)
Offer Price.......................................................................................	2.3
Offered Shares ................................................................................	2.3
Offeree ............................................................................................	2.4(a)
Oversubscription Rights..................................................................	3.1
PAG.................................................................................................	Preamble
PAG Director ..................................................................................	4.3(a)
PAG Transferee ..............................................................................	12.11
Parties..............................................................................................	Preamble
Party ................................................................................................	Preamble
Permitted Transfer ..........................................................................	2.1
Permitted Transferees .....................................................................	2.1(b)
Preemptive Rights ...........................................................................	3.1
Principal Amount ............................................................................	Recitals
Proceeding.......................................................................................	12.1(b)
Proposed Issuance...........................................................................	3.3
Proposed Recipient .........................................................................	3.1
Redemption Notice .........................................................................	6.1(c)
Redemption Price............................................................................	6.1(a)
Right of First Refusal......................................................................	2.4(a)
Right of First Sale ...........................................................................	2.5(a)
RTF .................................................................................................	6.1(b)(vii)
Second Note ....................................................................................	5.8(b)
Securities Purchase Agreement.......................................................	Recitals
Share Swap Agreement...................................................................	Recitals
Shareholders Meeting .....................................................................	4.1
SIAC ...............................................................................................	13.2
SIAC Rules .....................................................................................	13.2
Tax Return Preparer ........................................................................	5.13(a)
TLC .................................................................................................	Preamble
Transfer ...........................................................................................	2.1(a)(i)
Transfer Notice ...............................................................................	2.3
Transferee .......................................................................................	2.3
Transferring Shareholder ................................................................	2.2
Trigger Event ..................................................................................	6.1(b)

1.3	Interpretation.

(a)

Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)

Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)

Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Government Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)

References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)

Time. Unless the context otherwise requires, a time of day is a reference to Hong Kong time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

(h)	Language. This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

SECTION 2 RESTRICTIONS ON TRANSFER

2.1	Lock-up.
(a)	Without the prior written consent of PAG, the granting of which shall be in the sole discretion of PAG and except for the Encumbrance created by the Security Documents:

(i)

neither the Issuer nor Cayman 2 shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (including through swap or similar arrangements), or suffer to exist (whether by operation of law or otherwise) any Encumbrance on (“Transfer”), any Equity Securities in the Company or any right, title or interest therein or thereto;

(ii)

none of the Issuer Shareholders and the Series A-3 Preferred Shareholders shall directly or indirectly Transfer any of their respective Equity Securities in the Issuer or a Group Member or any right, title or interest therein or thereto to any Person other than a Permitted Transferee; and

(iii)

Cayman 2 shall ensure that its memorandum and articles of association prohibit Transfer by its shareholders of their respective Equity Securities in Cayman 2 to any Person other than a Permitted Transferee, and shall not register any such Transfer, except for (i) any Transfer of Equity Securities in any Group Member pursuant to the Company’s corporate restructuring as required by the Company and approved by PAG in connection with a Qualified IPO, (ii) any Transfer of Series A-2 Preferred Shares by the Issuer to any holder of Series A preferred shares of the Issuer upon exchange of the Series A preferred shares of the Issuer at Second Completion, or (iii) any Transfer of Series A-3 Preferred Shares by Cayman 2 to any holder of Series A preferred shares of Cayman 2 upon exchange of the Series A preferred shares of Cayman 2 at Second Completion (a “Permitted Transfer”).

Any attempt to Transfer in violation of this Section 2 shall be null and void ab initio, and the Company shall not register any such Transfer.

(b)

“Permitted Transferees”, with respect to (A) any Person that is a natural person, means (i) any of his spouse or children who acquires Equity Securities or interest from such Person as gift without consideration, and

(ii)a trust that is exclusively for his or his spouse or children’s benefit, provided that such Person shall retain the voting and disposition rights of such Equity Security or other interest being Transferred or over the management of such trust, and (B) with respect to any Person that is not a natural person, any Affiliate of such Person; provided that if a transferee of Equity Securities or interest pursuant to this Section 2.1(b) at any time ceases to be a Permitted Transferee of such Person, then the transferee shall, prior to its ceasing to be a Permitted Transferee, be required to transfer such Equity Security or interest back to such Person or another Permitted Transferee of such Person.

(c)	Any Permitted Transfer may be made without compliance with the provisions of Section 2.4 and 2.5.

2.2

Transfers Subject to Right of First Refusal and Right of First Sale. Subject to Section 2.1, if any Shareholder other than PAG (a “Transferring Shareholder”) proposes to Transfer any Equity Securities in the Company (an “Existing Shareholder Transfer”), each holder of Series A-1 and Series A-2 Preferred Shares or the Notes shall have a Right of First Refusal (as defined hereafter) and a Right of First Sale (as defined hereafter) with respect to such Transfer as provided in Section 2.4 and Section 2.5, respectively.

2.3

Existing Shareholder Transfer Notice. If a Transferring Shareholder receives a bona fide offer to acquire Equity Securities in the Company and proposes to accept such offer, it shall send written notice (the “Transfer Notice”) to each holder of Series A-1 Preferred Shares and Series A-2 Preferred Shares or the Notes, which notice shall state (i) the name of the Transferring Shareholder, (ii) the name and address of the proposed transferee (the “Transferee”), (iii) the type and number/amount of Equity Securities to be Transferred (the “Offered Shares”), (iv) the amount of the proposed consideration for the Transfer which shall be in cash only, (v) the expected date of consummation of the proposed Transfer, (vi) a representation that the proposed Transferee has been informed of the Right of First Refusal and Right of First Sale provided for in Section 2.4 and Section 2.5 and has further agreed to purchase all Shares required to be purchased in accordance with the terms of Section 2.5, (vii) a representation that no consideration, tangible or intangible, is being provided to such Transferring Shareholder that is not reflected in the price to be paid to a holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes exercising its Right of First Sale, and (viii) the other material terms and conditions of the proposed Transfer. Such Transfer Notice shall be accompanied by a copy of any written proposal, term sheet or letter of intent or other similar agreement relating to the proposed Transfer. The total value of the consideration for the proposed Transfer is referred to herein as the “Offer Price”.

2.4	Right of First Refusal.

(a)

Right of First Refusal. For a period of thirty (30) days after delivery of a Transfer Notice (the “Offer Period”), each holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes (an “Offeree”) shall have the right (“Right of First Refusal”), exercisable by each Offeree through the delivery of an Acceptance Notice as provided in Section 2.4(b), to purchase in aggregate all or part of the Offered Shares at a per share purchase price equal to the per share Offer Price and substantially upon the other terms and conditions set forth in the Transfer Notice. Each Offeree shall have the right to purchase a number of Offered Shares (such Offeree’s “First Refusal Allocation”) equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of the Equity Securities of the Company held by such Offeree and the denominator of which is the total number of the Equity Securities of the Company held by all Offerees, in each case on an as-converted basis. In addition, if one or more Offerees (“Non-Electing Offerees”) declines or is deemed pursuant to Section

2.4(b) to have waived its Right of First Refusal, each Offeree electing to exercise its Right of First Refusal (an “Electing Offeree”) shall have the right as provided in Section 2.4(b) to purchase all or a portion of the Offered Shares constituting the aggregate First Refusal Allocations of the Non-Electing Offerees (the “Excess Offered Shares”). Each Offeree may assign upon written notice to the Company to its Affiliate(s) its right to acquire Offered Shares pursuant to this Section 2.4.

(b)

Exercise of Right. The Right of First Refusal under Section 2.4 shall be exercisable by delivering written notice of exercise (an “Acceptance Notice”) within the Offer Period to the Transferring Shareholder, with a copy to the Company. An Acceptance Notice shall include a statement of the number of Offered Shares (up to the total number of Offered Shares) that such Offeree is willing to purchase. Each Acceptance Notice shall include a statement of (i) the number of the Equity Securities of the Company held by such Offeree on an as-converted basis and (ii) the maximum number of Excess Offered Shares (up to the total number of Offered Shares less such Offeree’s First Refusal Allocation) that such Offeree is willing to purchase, if any. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of Offered Shares determined in accordance with Section 2.4. The failure of an Offeree to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Offeree’s Right of First Refusal.

(c)

Allocation of Excess Offered Shares. Each Electing Offeree shall have the right to purchase the number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice; provided that, if the number of Excess Offered Shares is less than the aggregate number of Excess Offered Shares that the Electing Offerees have indicated they are willing to purchase in their Acceptance Notices, the Excess Offered Shares shall be allocated by the Company as necessary such that each Electing Offeree shall have a right to purchase (i) not less than the total number of Excess Offered Shares multiplied by a fraction, the numerator of which is the number of the Equity Securities of the Company held by such Electing Offeree and the denominator of which is the total number of the Equity Securities of the Company held by all Electing Offerees, in each case on an as-converted  basis, and  (ii) not more than the maximum number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice.

(d)

Sale to Third Party Purchaser. Unless the Offerees elect to purchase all of the Offered Shares, the Transferring Shareholder may Transfer all of the remaining Offered Shares to the Transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided, however, that (i) such sale is bona fide, (ii) the price for the sale to the Transferee is a price not less than the Offer Price and the sale is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those set forth in the Transfer Notice and

(iii)	the Transfer is made (x) within forty-five (45) days after the giving of the Transfer Notice if no government approvals are required for the Transfer, or (y) within fifteen (15) days after receipt of requisite government approvals for the Transfer (if any). If such a Transfer does not occur within such period set forth in this Section 2.4(c) for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again making an offer to the holders of the Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes in accordance with this Section 2.4.

(e)

Closing. The closing of any purchase of Offered Shares by an Offeree shall be conducted through remote exchange of documents on the 45th day after the giving of the Transfer Notice or at such other time as the parties to the transaction may  agree. Such 45-day  period shall be extended for an additional period if necessary to obtain any regulatory approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver certificates representing the Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of unpaid requisite transfer taxes, if any. Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder or attributable to actions by such Offeree), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and registered owner of such Offered Shares. Each Offeree purchasing Offered Shares shall deliver at such closing payment in full of the purchase price for the relevant Offered Shares it has elected to purchase. At such closing, in respect of each Offeree’s transaction with the Transferring Shareholder, both the parties to such transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the relevant Offered Shares to such Offeree, and the Company shall update the register of members to reflect the transfer of such Offered Shares.

2.5	Right of First Sale.

(a)Right of First Sale. In addition to the Right of First Refusal under Section 2.4 and subject to Section 2.1, if any Transferring Shareholder proposes to make an Existing Shareholder Transfer, each holder of the Series A-1 Preferred Shares, Series A-2 Preferred Shares, or the Notes shall have the right (the “Right of First Sale”) but not the obligation to require the Transferee in an Existing Shareholder

Transfer to purchase from such holder, for the same unit consideration and upon substantially the same terms and conditions as to be paid and given to the Transferring Shareholder, up to such number of the Equity Securities equal to the product of the Equity Securities held by such holder of the Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes multiplied by a fraction, the numerator of which is the number of Equity Securities proposed to be Transferred by the Transferring Shareholder and the denominator of which is the total number of Equity Securities held by the Transferring Shareholder, in each case on an as converted basis, except that the total principal amount of the Notes then held by PAG may be included (collectively, the “Co-Sale Securities”).

(b)

Exercise of Right. Within thirty (30) days following the delivery of a Transfer Notice by a Transferring Shareholder, each holder of Series A- 1 Preferred Shares, Series A-2 Preferred Shares or the Notes electing to exercise its Right of First Sale shall deliver a written notice of such election to the Transferring Shareholder with a copy to the Company, specifying the type and amount of Co-Sale Securities with respect to which it has elected to exercise its Right of First Sale. Such notice shall be irrevocable and shall constitute a binding agreement by such holder of the Series A-1 Preferred Shares, Series A-2 Preferred Shares, or the Notes to Transfer such Equity Securities on the terms and conditions set forth in the Transfer Notice. Each holder of the Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes electing to exercise its Right of First Sale shall only be required to make representations and warranties on its ownership of and authority to sell Co-Sale Securities it elects to Transfer.

(c)

Closing. Where any holder of the Series A-1 Preferred Shares, Series A- 2 Preferred Shares, or the Notes has elected to exercise its Right of First Sale and the proposed Transferee in an Existing Shareholder Transfer fails to purchase all of the Co-Sale Securities specified in the notice by such holder in Section 2.5(b), the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

2.6

Transfers in Compliance with Law. Notwithstanding any other provision of this Agreement, no Transfer may be made by a Shareholder unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit C, (b) the Transfer complies in all respects with the other applicable provisions of this Agreement and (c) the Transfer complies in all respects with applicable securities laws.

2.7

Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement shall not be capable of being avoided by the holding of Equity Securities in the Company indirectly through a company or other entity that can itself be sold in order to dispose of an interest in such Equity Securities free of such restrictions. Any Transfer or other disposal of any Equity Securities (or other interest) in any direct or indirect holding company set up to hold Equity Securities in the Company by a Shareholder shall be treated as being a Transfer of the Equity Securities in the Company held by such Shareholder, and the provisions of this Agreement that apply in respect of the Transfer of Equity Securities in the Company shall apply in respect of the Equity Securities so held.

2.8	Sale to Competitors. Without the prior written consent of the Company and PAG, none of the holders of Preferred Shares may Transfer any Preferred Shares to a Direct Competitor.

2.9

Notice of Transfer. Within five (5) Business Days after recording any Transfer of Equity Securities on its register of members (or other applicable register), the Company shall send a notice to each Shareholder and PAG stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and class of Equity Securities involved.

SECTION 3 PREEMPTIVE RIGHTS

3.1

Restrictions. The Company shall not issue any Equity Securities of any type or class to any Person (the “Proposed Recipient”) unless the Company has offered each holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes in accordance with the provisions of this Section 3 the right to purchase such Shareholder’s Pro Rata Share of such issuance (“Preemptive Rights”), and the right to oversubscribe if any other holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes elects not to purchase its Pro Rata Share of such Equity Securities (“Oversubscription Rights”), for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise substantially on the same terms and conditions as are offered to the Proposed Recipient; provided, that the foregoing restriction shall not apply to any of the following issuances:

(a)	issuance of Shares upon the conversion, exercise or exchange of the Notes;

(b)	issuance of Ordinary Shares upon conversion of Preferred Shares;

(c)	issuance of Equity Securities in accordance with any ESOP duly approved in compliance with this Agreement;

(d)	issuance of Shares pursuant to share splits or similar transactions duly approved in compliance with this Agreement;

(e)

issuance of Preferred Shares as contemplated under the Securities Purchase Agreement, including issuance of Series A-1 Preferred Shares to PAG and issuance of Ordinary Shares and Series A-2 Preferred Shares to the Issuer and Ordinary Shares, Series A-3 Preferred Shares and Series B Preferred Shares to Cayman 2 in the Rollover Transactions;

(f)	issuance of Equity Securities for the purpose of restructuring of the Group approved by PAG in writing; or

(g)

issuance of Equity Securities pursuant to the bona fide acquisition by a Group Member, provided that such transaction or acquisition has been duly approved in accordance with this Agreement and the Articles.

3.2

The Equity Securities which are not purchased by the holders of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes who fail to exercise their Preemptive Rights shall first be offered to the holders of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes who have exercised their Oversubscription Rights within the Issuance Notice Period (as defined below), in proportion to the number of the Equity Securities which such holders have agreed to purchase in addition to their respective Pro Rata Share; provided, that no holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes shall be required to purchase more Equity Securities above its Pro Rata Share than the number of additional Equity Securities that such holder has indicated its agreement to purchase under Section 3.4(a). A holder of Series A- 1 Preferred Shares, Series A-2 Preferred Shares or the Notes shall be entitled to apportion its Preemptive Right and the Oversubscription Right hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

3.3

Notice. Not less than thirty (30) days before a proposed issuance of securities other than in connection with an issuance permitted under Section 3.1 (a “Proposed Issuance”), the Company shall deliver to each holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes written notice of the Proposed Issuance setting forth (a) the number, type and material terms of the securities to be issued, (b) the consideration to be received by the Company in connection with the Proposed Issuance, (c) the identity of the Proposed Recipients and (d) the calculation of the Pro Rata Share of such holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes.

3.4	Exercise of Right.

(a)

Within thirty (30) days following delivery of the notice referred to in Section 3.3 (the “Issuance Notice Period”), if a holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes elects to exercise its rights under this Section 3 it shall give written notice to the Company (an “Election Notice”) specifying the number of securities that such holder of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes is willing to purchase (including the number of Equity Securities that such holder is willing to purchase in excess of its Pro Rata Share pursuant to the Oversubscription Rights).

(b)

The Company shall have sixty (60) days after the expiration of the Issuance Notice Period to complete the issuance to the Proposed Recipient, on the terms and conditions offered to the holders of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes, of any securities not purchased by such holders . If such sale is not consummated within such 60-day period, the Company shall not complete the Proposed Issuance without again complying with each requirement in Section 3.2 and this Section 3.3.

3.5Closing. Within ten (10) Business Days after the earlier of the expiration of the Issuance Notice Period and the receipt by the Company of Election Notices from all holders of Series A-1 Preferred Shares, Series A-2 Preferred Shares or the Notes, the Company shall deliver a notice to each holder electing to exercise its Preemptive Right (an “Electing Holder”) setting forth the number of the Equity Securities (including those in connection with the Oversubscription Rights) allocated to such Electing Holder and the calculation thereof. Each Electing Holder and the Company shall complete the acquisition of such Equity Securities, free from Encumbrances, by such Electing Holder no later than thirty (30) Business Days after the delivery of such notice, subject to receipt of any required approval by any Government Authority, or as otherwise agreed to by the Electing Holder and the Company.

SECTION 4 CORPORATE GOVERNANCE

4.1

General. From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of Shareholders (a “Shareholders Meeting”), and each Party shall take all actions necessary, to give effect to the provisions of this Agreement and to include in the Articles the applicable rights and privileges of the Securities Holders included in this Agreement. In addition, each Shareholder shall vote its Shares at any Shareholders Meeting, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote, and each Party shall take all actions in relation to the Group Members and the Issuer, in conformity with the terms and provisions of this Agreement.

4.2

Reserved Matters. Subject to any additional requirements as may be imposed by law and the Articles, the Company, Bidco and TLC shall not, and shall cause the other Group Members not to, and the Management Parties shall cause the Group Members not to, without the approval of PAG, take any actions with respect to any of the matters set forth in Schedule 2, for so long as PAG and its Affiliates hold at least 51% of the principal amount the Note it acquires at First Completion or the Exchange Shares it acquires upon exchange of such Note or, after Second Completion, at least 51% of the Series A-1 Preferred Shares it acquires at Second Completion.

4.3	Board of Directors.

(a)

Number and Composition. The number of Directors constituting the entire Board  shall  be five (5),  consisting of (i) three (3) directors appointed by the Issuer, (ii) one (1) director appointed by PAG (the “PAG Director”), for so long as PAG and its Affiliates hold at least 51% of the principal amount the Note it acquires at First Completion or the Exchange Shares it acquires upon exchange of such Note or, after Second Completion, at least 51% of the Series A-1 Preferred Shares it acquires at Second Completion, and (iii) one (1) director nominated by PAG and approved by the Board at its discretion. Appointee as the PAG

Director shall be a principal, officer or employee of PAG or its Affiliates unless otherwise agreed to by the Company.

(b)	Removal and Replacement of Directors.

(i)	Notwithstanding anything to the contrary in this Agreement and the Articles, the PAG Director may only be removed from the Board or replaced by PAG by delivering a written notice to the Company.

(ii)

In the event the PAG Director resigns or is removed in accordance with Section 4.3(b)(i), PAG shall have the right to appoint such Director’s successor or replacement. Unless PAG shall have failed to appoint a successor or replacement Director within five (5) Business Days after such resignation or removal, the Board shall not, and the other Shareholders shall procure the other Directors shall not, transact any business until PAG has appointed such successor or replacement.

(c)	Chairman of the Board. The Chairman of the Board shall be selected by a majority vote of the Directors. The Chairman shall not have a casting vote.

4.4	Board Meetings.

(a)	Frequency and Location. Meetings of the Board shall take place at least once in every quarter. Meetings shall be held in a location approved by a majority of the Directors.

(b)

Notice. A meeting may be called by the Chairman of the Board or any Director giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than seven (7) days’ notice shall be given to all Directors; provided, however, that such notice period may be reduced with the written consent of all of the Directors.

(c)

Quorum. All meetings of the Board shall require a quorum of at least three Directors, which shall include the PAG Director. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be adjourned to the fifth (5th) Business Day thereafter at the same time and place. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Directors present shall be a quorum.

(d)	Voting. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, authorize another Person to attend and vote by proxy for such Director at any Board meeting. The adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(e)	Participation. Directors may participate in Board meetings by telephone or video conference, and such participation shall constitute presence for purposes of the quorum provisions of Section 4.4(c).

(f)	Expenses. The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.
(g)	Action by Written Consent. Any action that may be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

4.5

Board Committees. Following the date of this Agreement and subject to Section 4.2, the Board may establish any committee as it deems appropriate to advise and assist the Board in overseeing the matters within its areas of oversight, and recommend such matters for approval by the Board. PAG shall have the right to appoint one representative to each Board committee.

4.6

Subsidiary Board. The board of directors of Bidco, TLC and any other Group Member as elected by PAG shall be the same size as the Board and include directors appointed by PAG in the same proportion as PAG is represented on the Board, unless otherwise agreed to by PAG. The right of appointment by PAG shall also carry the right to remove or replace the director so appointed. The quorum and voting arrangements and other procedures with respect to the board of directors of each such Group Member, as well as other corporate governance matters, to the extent permitted by applicable law, shall be the same as those set forth in Section 4 with respect to the Board and the Company, unless otherwise agreed to by PAG.

SECTION 5

COVENANTS OF THE COMPANY AND THE OTHER WARRANTORS

5.1	Books and Records.

(a)

The Company, Bidco and TLC shall, and shall cause the other Group Members to, and the Management Parties shall cause the Group Members to, keep proper, complete and accurate books of account in US$ and, in the case of each Subsidiary incorporated in Taiwan, in NT$, in each case in accordance with the IFRS. The Company shall prepare and maintain consolidated accounts for the Group, and prior to completion of the Rollover Transactions, consolidated accounts for TLC and its Subsidiaries, and shall have such consolidated accounts audited annually in accordance with such standards by any one of the “Big Four” accounting firms (i.e. member firms of Ernst & Young, Deloitte & Touche, KPMG and PricewaterhouseCoopers) appointed by the Board (the “Auditor”).

(b)

The Company, Bidco and TLC shall, and shall cause the other Group Members to, and the Management Parties shall cause the Group Members to, (i) make and keep books, records and accounts which accurately and fairly reflect, in reasonable detail, their transactions and dispositions of assets and (ii) shall install and have in operation an accounting and control system and management information system, and books of account and other records, which together will give a complete and accurate view of the financial condition of such Group Member and the results of its operations.

5.2	Financial and Operating Reports.

(a)	The Company, Bidco and TLC shall provide to PAG and the PAG Director:

(i)

within twenty (20) days after the end of each month, unaudited consolidated monthly financial statements of the Group, including a balance sheet and an income statement, and the notes thereto (if any) and monthly operating reports, including key performance indicators, in a format to be agreed to by the Company and PAG, for such month;

(ii)

within thirty (30) days after the end of each quarter, unaudited consolidated quarterly financial statements of the Group, including a balance sheet, an income statement and a cash flow statement, and the notes and schedules thereto, for such quarter;

(iii)	within forty-five (45) days after the end of each Financial Year, unaudited consolidated annual financial statements of the Group for such Financial Year;

(iv)	within four (4) months after the end of each Financial Year, audited consolidated annual financial statements of the Group for such Financial Year with a clean audit opinion of the Auditor; and

(v)	other operational and financial information of the Group as requested by PAG or the PAG Director.

(b)

To the extent that the financial statements of TLC and its Subsidiaries are not consolidated in the consolidated financial statements of the Company prior to completion of the Rollover Transactions, the Company shall further provide to PAG and the PAG Director consolidated financial statements of TLC and its Subsidiaries pursuant to the same frequency and timeframe requirements as set forth in Section 5.2(a).

5.3	Access to Information and Facilities.

(a)

The Company, Bidco and TLC shall allow PAG and its authorized representatives, at any time as may be requested by PAG, to inspect each Group Members’ books of account and accounting records and to make extracts and copies therefrom at PAG’s own expense. PAG shall, at any time but at its own expense, have the right to conduct, through its authorized representatives, an audit of such books and records. The Company, Bidco and TLC shall, and shall cause each other Group Member to, cooperate with PAG and its representatives with respect to any such audit.

(b)	Upon PAG’s request, with such prior notice as may be reasonable in the circumstances, the Company, Bidco and TLC shall permit representatives of PAG to:

(i)	visit any of the sites and premises where the business of any Group Member is conducted;

(ii)	inspect any of the sites, facilities, plants and equipment of any Group Member; and

(iii)	have access to those employees, agents, contractors and subcontractors of any Group Member who have or may have knowledge of matters with respect to which PAG seeks information.

(c)

The Company, Bidco and TLC  shall, and shall cause each Group Member to, keep PAG updated on research and development projects and clinical trial programs (including any verbal or written communication directly or indirectly made to or with the U.S. Food & Drug Administration or any other Government Authority in relation thereto), discussion and negotiation with third parties on licensing and other material contracts, change of management and key employees and other material matters and provide to PAG clinical trial data (including raw data, processed data and analysis of any data from clinical trials), term sheets and contracts and other information as PAG may reasonably request from time to time.

5.4

Notification of Adverse Events. The Company, Bidco and TLC shall promptly notify PAG of the occurrence of any transaction or event (i) as a consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the First Completion Date) any material liability of any Group Member has arisen or will or may arise, including any material legal proceedings or, to their knowledge, threatened legal proceedings, (ii) which may otherwise cause a Material Adverse Effect on any Group Member or (iii) which constitutes or is likely to constitute a material breach of any Basic Documents.

5.5

Securities Filings. The Company, Bidco and TLC shall provide to PAG, promptly after the filing by any Group Member or any beneficiaries thereof, copies of any registration statement, preliminary prospectus, final prospectus, application for listing or other document filed with any securities regulatory authority or securities exchange in any jurisdiction.

5.6

Budgets and Business Plans. The Company, Bidco and TLC shall prepare proposed annual operating and capital budgets and business plans of the Group, which shall be submitted to all Directors not less than one (1) month prior to the end of the preceding Financial Year. Subject to Section 4.2, the Board shall adopt budgets and business plans of the Group for such Financial Year before commencement of such Financial Year.

5.7Availability of Authorized Shares. The Company shall, at all times, reserve and maintain authority to issue, solely for the purpose of issuance upon any exchange or conversion provided under the Basic Documents, the maximum number of Preferred Shares issuable upon exchange of the Notes held by PAG and the maximum number of Ordinary Shares issuable upon conversion of the Preferred Shares held by PAG or issuable to PAG upon exercise of the Notes. The Company covenants that all such Shares, when issued upon such exchange or conversion, shall be duly and validly issued and fully paid, free and clear of all Encumbrances.

5.8	Interim Funding.

(a)

Subject to Section 3 and Section 4.2, the Board shall have the authority to determine the extent of, and the means of satisfying, any future funding needs of the Group and shall have the discretion to determine the terms of any future issuance of securities or incurrence of indebtedness by the Group.

(b)

Notwithstanding the foregoing, during the period between the First Completion Date and the Second Completion Date, if the Board and PAG determine that the Group lacks sufficient working capital for its business operations, the Major Shareholders, on the one hand, and PAG, on the other hand, shall provide funding on a 50/50 basis to the Issuer, in a total amount of up to US$20 million, within sixty (60) days upon receipt of a notice from the Company, for the Issuer to lend such funding to the Company. Any such funding provided by PAG to the Issuer shall be made in the form of an exchangeable note (the “Second Note”) issued by the Issuer on the same terms as the First Note, which shall be exchanged into Series A-1 Preferred Shares of the Company at Second Completion. Any such funding provided by the Major Shareholders shall be made in the form of an exchangeable note issued by the Issuer that is exchanged into Series A-2 Preferred Shares of the Company at Second Completion. The proceeds from the sale of the exchangeable notes shall be used by the Issuer to extend a loan to the Company, which shall in turn be used by the Company to extend a loan to TLC. If any Issuer Shareholder fails to comply with its obligation under this Section 5.8, such breach shall constitute an event of default under this Agreement and PAG shall have the right to seek the remedies under this Agreement and the other Basic Documents.

5.9

ESOP. The Company shall prepare an employee share incentive plan and consult with PAG and shall, after consultation with PAG, adopt such plan prior to the completion of subscription for Series A-1 Preferred Shares by PAG pursuant to the Securities Purchase Agreement, pursuant to which such number of Ordinary Shares representing ten percent (10%) of the total issued Shares as of the date hereof on an as-converted basis shall be reserved for issuance to employees of the Group Members with vesting and performance conditions and an exercise price equal to the USD Equivalent of the Bidco Redemption Price per share (such plan, the “New ESOP”).

5.10	Full Time Commitment; Non-Competition.

(a)	The Issuer Shareholders jointly and severally undertake with PAG that, except with the prior written consent of PAG:

(i)

the Senior Managers will manage the affairs of the Group on a full time basis and be fully devoted to developing and operating the business of the Group and will not pursue any other business or investment interests;

(ii)

none of the Issuer Shareholders will engage in any activity (whether through the holding of any Equity Securities in any Person or the providing of commercial or professional advice to any Person or otherwise, and whether with or without compensation of any form) which, directly or indirectly, competes with the business of any Group Member, provided that this shall not prohibit (x) the holding (directly or through nominees) of Equity Securities listed on any stock exchange solely for investment purposes as long as not more than two (2%) of the issued shares or stock of any class of the relevant company shall be so held, or (y) any holding of Equity Securities in Bidco and, after the Rollover Transactions, in the Issuer;

(iii)	none of the Issuer Shareholders will solicit for himself or any entity other than a Group Member the business or a customer or client of any Group Member; or

(iv)	none of the Issuer Shareholders will persuade, solicit or encourage any employee of any Group Member to leave such Group Member’s employ or employ or offer to employ any such Person.

(b)

Notwithstanding any other provision of this Agreement, the restrictions set forth in Sections 5.10(a)(ii) through (iv) shall continue in force with respect to each Issuer Shareholder for a period of two (2) years after such Issuer Shareholder ceases to be a direct or indirect Shareholder.

(c)

The Parties agree that having regard to all the circumstances, the restrictive covenants contained in Section 5.10 are reasonable and necessary for the protection of the Company and PAG, and further agree that having regard to those  circumstances those covenants are not excessive or unduly onerous upon the Issuer Shareholders. However, it is recognized that restrictions of such nature may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Company or PAG, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modification as may be necessary to make it valid and effective.

5.11

Senior Managers. The Warrantors shall (i) ensure that each Senior Manager shall enter into an employment agreement with the relevant Group Member(s) in the form reasonably satisfactory to PAG and (ii) use all reasonable efforts to retain such Senior Manager unless and until such employment agreement is terminated in accordance with its terms and the terms of this Agreement.

5.12

Director and Officer Insurance. The Company, Bidco and TLC shall purchase and maintain director and officer insurance with terms and conditions and the amount of coverage mutually approved by the Company and PAG for Directors and key officers of the Company.

5.13	Tax Compliance.

(a)

The Company, Bidco and TLC shall appoint and retain a Big-4 service provider or otherwise as approved by PAG (the “Tax Return Preparer”) to prepare and review the annual tax returns of the Group Members.

(b)

The Company, Bidco and TLC shall provide to PAG and/or its appointed advisers, as soon as reasonably practicable, all information, documentation and assistance PAG may reasonably request in relation to the tax affairs of the Group.

(c)

The Company, Bidco and TLC shall furnish to PAG (or to any adviser as PAG so requests) copies of all tax receipts and any other documents substantiating tax payments made during the prior taxable year by any Group Member to any relevant tax authority as soon as reasonable practicable.

5.14

Intellectual Property Protection. The Company, Bidco and TLC shall ensure that each Group Member shall take all steps promptly to protect its respective intellectual property rights, including (i) wherever prudent applying for patents on its technology, (ii) registering and maintaining all of its trademarks, brand names, domain names and copyrights, and (iii) enforcing its intellectual property rights against any infringing Person.

5.15

Ethical Business Practices. The Company, Bidco and TLC shall ensure that no Group Member, and no director, employee, agent or other representative of a Group Member, shall take any action in violation of any Anti-Corruption Laws or undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.

5.16

Anti-Corruption Policies and Procedures. The Company, Bidco and TLC shall ensure that each Group Member shall maintain such policies and procedures in relation to corruption and business ethics as may be required under Anti- Corruption Laws applicable to such Group Member and generally accepted standards of business conduct and ethics, including, where applicable, in relation to (i) bribery, gifts and entertainment, (ii) political contributions and (iii) monitoring, risk assessment and internal audit procedures. Without limiting the foregoing, the Company shall maintain anti-corruption policies and procedures that are reasonably satisfactory to PAG.

5.17

Prohibited Persons. The Company, Bidco and TLC shall ensure that (i) the proceeds of the PAG’s investment will not directly or indirectly be loaned, used, contributed or otherwise made available to any subsidiary, joint venture partner or other Person for any purposes relating to any sales or operations in violation of any Sanctions Laws and Regulations, (ii) the use of such proceeds will be in compliance with and will not result in the breach by any person of the Sanction Laws or any embargos or sanctions regulations imposed by the United Nations and (iii) the Group Members will not engage, directly or indirectly, in any activity that would result in any breach of Sanctions Laws.

5.18

Cooperation in respect of Criminal or Regulatory Investigations. To the extent permitted by applicable Laws, the Company, Bidco and TLC shall promptly inform PAG of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving any Group Member or any director, officer, employee or agent thereof, so that PAG will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to PAG that might arise from such criminal or regulatory investigation or action. To the extent permitted by applicable Laws, the Company, Bidco and TLC shall reasonably cooperate with PAG for the purpose of avoiding or mitigating any costs or regulatory consequences that might arise from such investigation or action, including by providing an opportunity for PAG to review written submissions in advance, attending meetings with Government Authorities, coordinating and providing assistance in meeting with regulators.

5.19

Investment Option of PAG. In the event that the Second Completion does not occur due to failure to complete the Rollover Transactions or any other reason, PAG shall have the option to invest in the Company, Bidco, TLC or any other holding entity that owns all or a material portion of the business or assets (including intellectual properties) of TLC on the same terms and conditions as those for Series A-1 Preferred Shares under the Basic Documents, provided that if such holding entity owns a portion of the business or assets of TLC, the amount of investment from PAG and the valuation of such entity shall represent such agreed portion of the amount and valuation in the Purchase of the Notes and the Purchased Shares under the Basic Documents. In such investment, PAG shall invest the redeemed principal amount of the First Note received in any redemption of the First Note and pay back any amount of return received in such redemption, and invest an amount equal to the Total Share Purchase Price under the Securities Purchase Agreement. The preferred shares of the holding company purchased by PAG for the redeemed principal amount of the First Note in such investment shall be deemed to have been issued on the date of First Completion (with the Internal Rate of Return calculated from the date of First Completion). The Warrantors shall provide updated information and documents as reasonably requested by PAG to facilitate its consideration of an investment. PAG may exercise such investment option by written notice to the Company or TLC within six (6) months after the completion of a restructuring where a holding entity established outside of Taiwan owns, directly or indirectly, all or substantially all of the business and assets (including intellectual properties) of the Group. If PAG exercises such an option, the Warrantors shall take such actions and execute such documents as requested by PAG to complete such investment by PAG within three months after receipt of such notice from PAG or within five (5) Business Days after receipt of any government approval required for such investment.

SECTION 6 LIQUIDITY RIGHTS

6.1	Redemption.
(a)

Without limiting any other rights that PAG may have hereunder or any other Basic Documents, should any of the Trigger Events (as defined hereafter) occur, PAG has the right to require the Company to redeem all or any portion of the Exchange Shares and the Purchased Shares then held by PAG at a price equal to an amount that would yield an Internal Rate of Return of 15% to PAG on the applicable investment cost for such Shares to be redeemed (the “Redemption Price”), provided that if the Trigger Event is a Change of Control Event, the Redemption Price shall equal to product of the per-share liquidation amount payable to PAG in accordance with Section 7.1 and the number of Shares to be redeemed.

(b)	The occurrence of any of the following events shall constitute a “Trigger Event”:

(i)

any Warrantor defaults in the observance or performance of any other covenant, condition or agreement contained in the Securities Holders’ Agreement or any other Basic Document in any material respect, and such default is not curable, or if curable, shall have not been cured within thirty (30) days after the Issuer is notified in writing of such default by PAG;

(ii)

any other representation, warranty, certification or statement made by or on behalf of any Warrantor in the Securities Purchase Agreement or any other Basic Document, or in any certificate or other document delivered pursuant thereto, is incorrect, misleading or false when made in any material respect;

(iii)	any Change of Control Event;

(iv)

any Group Member defaults in making, or become unable to make, any payment of indebtedness (including any other note issued pursuant to the Securities Purchase Agreement) on the scheduled or original due date thereof and commences negotiation with one or more creditors so as to enter into any arrangement or to make any distribution to such creditors;

(v)	one or more final judgments or decrees shall have been entered against any Group Member involving a liability in excess of US$5,000,000 (to the extent not paid or fully covered by insurance);

(vi)	any material obligation of any Warrantor under any of the Securities Holders’ Agreement and other Basic Documents becomes illegal, invalid, non-binding or unenforceable, or any

Warrantor takes any action to challenge the legality, validity and enforceability of any such obligation;

(vii)TLC fails to file a validated (meaning the FDA does not issue a Refusal to File (“RTF”) letter) New Drug Application in respect of TLC599 to the U.S. Food and Drug Administration (“FDA”) by September 30, 2022 unless TLC enters into a binding licensing agreement by September 30, 2022 on the right to commercialize TLC599 with upfront and milestone payments in aggregate of US$500 million or more to TLC with a validated New Drug Application filed to the FDA by the later of (x) September 30, 2022 or (y) 6 months after signing of the binding licensing agreement;

(viii)	the Company fails to complete a Qualified IPO by December 31, 2024;

(ix)

there is any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the original date of issuance of any Note; or

(x)

any of the Management Parties and Major Shareholders is found guilty of fraud, embezzlement, insider trading or similar act or violation of moral turpitude in a final criminal conviction (other than minor traffic violations or similar offenses).

(c)

The redemption right under Section 6.1 shall be exercisable by PAG by delivering a written notice (the “Redemption Notice”) to the Company at any time after occurrence of a Trigger Event. The Redemption Price shall be payable in US dollars in immediately available funds. The Company shall pay PAG the Redemption Price within twenty (20) Business Days after delivery of a Redemption Notice. If any Redemption Price is not paid in full by the due date, any unpaid amount shall accrue interest at the rate of eighteen percent (18%) per annum with respect to any unpaid Redemption Price, commencing from (and including) such due date to (but excluding) the date such amount plus accrued interest thereon is paid in full.

6.2	Covenants on Redemption Right.

(a)	Upon the receipt of any Redemption Notice:

(i)

the Company, Bidco and TLC shall not, and shall not permit any other Group Member to, and the Issuer and the Issuer Shareholders shall not permit the Group Members to, take any action which could have the effect of delaying, undermining or restricting the redemption process pursuant Section 6.1;

(ii)

the Company, Bidco and TLC shall, and shall cause the other Group Companies to, and the Issuer and the Issuer Shareholders shall cause the Group Members to, effect the redemption requested by PAG in accordance with Section 6.1 as soon as possible, and to increase the amount of funds legally available to the Company for the purposes of allowing the Company to fulfil its payment obligations under Section 6.1, including without limitation, borrowing funds, selling assets, distributing available dividends, applying for and obtaining approval for reduction of capital of any Group Member or liquidating any Group Member and making liquidation distributions, and causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price; and

(iii)

until the date on which the Redemption Price and any interest accrued thereon is fully paid pursuant to Section 6.1, none of the Group Members shall declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution other than by payment of the Redemption Price.

(b)	Only upon payment in full of the Redemption Price to PAG, shall PAG be required to surrender the Shares to be redeemed.

SECTION 7 LIQUIDATION PREFERENCE

7.1

Liquidation Preference of Series A-1 Preferred Shares. If any Liquidation Event occurs, before any distribution or payment shall be made to any other Securities Holder, PAG shall be entitled to receive, for each of the Series A-1 Preferred Shares issuable upon exchange of the then outstanding principal amount of the Notes and each of the Exchange Shares and the Purchased Shares, cash payment in an amount equal to the greater of:

(a)	an amount that would yield an Internal Rate of Return of 15% per annum to PAG on the applicable investment cost therefor; and

(b)

the amount that PAG would have received if the Notes shall have been exchanged into Exchange Shares and all the Exchange Shares and the Purchased Shares shall have been converted into Ordinary Shares and such distribution or payment shall have been made to PAG and all Shareholders on a pro rata and as-converted basis.

7.2

Liquidation Preference of Series A-2 Preferred Shares. If any Liquidation Event occurs, after the payment to PAG has been made in full under Section 7.1 but before any distribution or payment shall be made to any other Securities Holder, each holder of Series A-2 Preferred Shares shall be entitled to receive, for each of the Series A-2 Preferred Shares, cash payment in an amount equal to the greater of:

(a)	an amount that would yield an Internal Rate of Return of 15% per annum to such holder on the applicable investment cost therefor; and

(b)

the amount that such holder would have received if the Series A-2 Preferred Shares shall have been converted into Ordinary Shares and such distribution or payment shall have been made to all Shareholders on a pro rata and as-converted basis.

7.3

Liquidation Preference of Series A-3 Preferred Shares. If any Liquidation Event occurs, after the payment has been made to PAG in full under Section 7.1 and holders of Series A-2 Preferred Shares in full under Section 7.2, but before any distribution or payment shall be made to any other Securities Holder, each holder of Series A-3 Preferred Shares shall be entitled to receive, for each of the Series A-3 Preferred Shares, cash payment in an amount equal to the greater of:

(a)	an amount that would yield an Internal Rate of Return of 12% per annum to such holder on the applicable investment cost therefor; and

(b)

the amount that such holder would have received if the Series A-3 Preferred Shares shall have been converted into Ordinary Shares and such distribution or payment shall have been made to all Shareholders on a pro rata and as-converted basis.

7.4

Liquidation Preference of Series B Preferred Shares. If any Liquidation Event occurs, after the payment has been made to PAG in full under Section 7.1, the holders of Series A-2 Preferred Shares in full under Section 7.2, and the holders of Series A-3 Preferred Shares in full under Section 7.3 but before any distribution or payment shall be made to any other Securities Holder, Cayman 2 shall be entitled to receive (for distribution to the holders of the Series B preferred shares of Cayman 2 in priority to the holders of ordinary shares of Cayman 2 in accordance with the charter documents of Cayman 2), for each of the Series B Preferred Shares held by Cayman 2, cash payment in an amount equal to the greater of:

(a)	an amount equal to the original subscription price of the Series B Preferred Shares, being the USD Equivalent of the Bidco Redemption Price; and

(b)

the amount that such holder would have received if the Series B Preferred Shares shall have been converted into Ordinary Shares and such distribution or payment shall have been made to all Shareholders on a pro rata and as-converted basis.

7.5

Further Undertakings: The Group Members and the Parties shall take all actions necessary to give effect to such liquidation preference (including through transfer of proceeds received by Shareholders other than PAG or holders of Preferred Shares in the relevant distribution to PAG or holders of Preferred Shares, as applicable, or otherwise).

SECTION 8 REPRESENTATIONS AND WARRANTIES

8.1

Representations and Warranties. On the date hereof, the Warrantors jointly and severally, represent, warrant and undertake to the other Parties and each holder of Series A-3 Preferred Shares severally but not jointly represents, warrants and undertakes to the other Parties and PAG represents, warrants and undertakes to the other Parties that:

(a)

such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such party is not a natural person, such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)

the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)

assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(d)	the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not:

(i)	violate any provision of the constitutional, organizational or governance documents of such Party to the extent relevant,

(ii)

require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any government authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made, or that is permitted to be, and will be, obtained or made following the date hereof, or that is otherwise required hereunder,

(iii)

conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, or

(iv)	violate any law applicable to such Party that would materially and adversely affect such Party’s ability to execute, deliver or perform its obligations hereunder.

8.2

Mainland China Investor. For so long as the Company holds a Subsidiary in Taiwan, if PAG becomes a Mainland China Investor, PAG and the Warrantors shall discuss how to immediately reduce PAG’s shareholding in the Company or amend any consent rights of PAG that may constitute control over the Company, in each case such that the Company does not constitute a Mainland Chinese Investor.

SECTION 9

CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

9.1	Subject to Section 9.2, each Party hereto:

(a)

shall treat as strictly confidential all information relating to, obtained or received by it as a result of negotiating, entering into or performing his/her/its obligations under this Agreement which relates to the existence, provisions or subject matter of this Agreement (“Confidential Information”); and

(b)	shall not, except with the prior written consent of the other Parties, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any Person any Confidential Information.

9.2	Sections 9.1 and 9.3 shall not apply if and to the extent that a Party hereto disclosing Confidential Information can demonstrate that:

(a)

to the extent pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise advised by competent legal advisors that such disclosure is required by applicable law or regulation and so long as, where such disclosure is to a Government Authority, such Party shall inform the other Party promptly thereof to the extent permitted by law and use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed,

(b)	to the extent required by the applicable rules of any stock exchange,

(c)

to the officers, directors, employees, agents and professional advisors of such Party or its  Affiliates as  necessary to the performance of its obligations in connection herewith so long as such Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof (such Party shall be and remain responsible for the failure by such Person to maintain the confidentiality of the Confidential Information),

(d)	to its investors and any Person otherwise providing debt or equity financing to such Party so long as such Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof (such Party shall be and remain responsible for the failure by such Person to maintain the confidentiality of the  Confidential Information),

(e)

to any Person that enters into bona fide negotiations to acquire such Party or such Party’s interest in the Company so long as such Person has agreed to maintain the confidentiality of the Confidential Information, and

(f)

with respect to PAG, to PAG’s Affiliates for purposes of reviewing existing investments and new investments proposals and conducting investment management activities in its ordinary course of business.

9.3

Press Releases. None of the Parties hereto shall issue a press release or make any public announcement with respect to any of the transactions contemplated in this Agreement without obtaining the prior written consent of the Company and PAG; nor shall the name of PAG or any of its Affiliate or the Company or any other Group Member, as the case may be, be used in such press release or public announcement without obtaining in each instance the prior written consent of PAG or the Company, as applicable.

SECTION 10

TERM AND TERMINATION

10.1

Effective Date; Termination. This Agreement shall become effective upon the First Completion and shall continue in effect until the earlier to occur of (a) any date agreed upon in writing by the Company and PAG, (b) the date on which PAG ceases to hold any principal amount of the Notes and any Equity Securities of the Company, and (c) consummation of a Qualified IPO.

10.2

Consequences of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Section 10 and Section 9 (Confidentiality and Restrictions on Publicity), Section 11 (Notices), Section 12 (Miscellaneous) (other than Sections 12.3 and 12.11), and Section 13 (Governing Law and Dispute Resolution). Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 11 NOTICES

11.1 Notice Addresses and Method of Delivery. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or email address set out below (or such other address or email address as the addressee has by five days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by pre-paid international overnight courier, on the third Business Day following posting; and (c) if given or made by email, upon receipt of confirmation of error-free transmission.

if to the Company, the Issuer and TLC:

Teal Sea  Holding Corp. / TLC BioSciences Corp.

Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Attention: George Yeh Email: george@tlcbio.com

if to Cayman 2:	Sea Crest Holding Corp. Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attention: George Yeh Email: george@tlcbio.com
if to the Major Shareholders:	Address: 14F.-4, No. 167, Fuxing N. Rd., Songshan Dist., Taipei Attention: Yu Hua Lin Email:
if to the Management Parties:	Address: 11F-1, No. 3, Yuanqu Street, Nangang District, Taipei Attention: Carina Chen Email: carina@tlcbio.com
if to PAG:	PAG Growth Lynx Holding (BVI) Limited Address: Commerce Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands Attention: Yulu Ying Email: yying@pag.com

SECTION 12 MISCELLANEOUS

12.1	Indemnification.

(a)

The Warrantors (each, an “Indemnifying  Party”) shall, jointly and severally, indemnify, defend and hold harmless PAG, each of its Affiliates and their respective officers, directors, advisors, agents and employees (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, proceedings, judgments, fines, reasonable and documented costs and expenses (including the fees, disbursements and other charges of one firm of counsel for all Indemnified Parties) in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any breach by the

Indemnifying Party of any representation or warranty, covenant or agreement in this Agreement.

(b)

Prepayment of Expenses. To the extent not prohibited by applicable law, the Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Party in defending any action, suit or proceeding, whether, civil, criminal or investigative (a “Proceeding”) in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Section 12.1 or otherwise.

(c)

Claims. If a claim for indemnification or advancement of expenses under this Section 12.1 is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Company, an Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)

Non-exclusivity of Rights. The rights conferred on any Indemnified Person by this Section 12.1 shall not be exclusive of any other rights that such Indemnified Person may have or hereafter acquire under any statute, provision of this Agreement, the Articles, vote of stockholders or disinterested directors or otherwise.

(e)

Amendment, Repeal or Modification. Any amendment, repeal or modification of the foregoing provisions of this Section 12.1 shall not adversely affect any right or protection hereunder of any Indemnified Person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

(f)

Reliance. Indemnified Persons who after the date of the adoption of this provision become or remain an Indemnified Person described in Section 12.1(a) of this Agreement will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 12.1 in entering into or continuing their service. The rights to indemnification and to the advancement of expenses conferred in this Section 12.1 will apply to claims made against any Indemnified Person described in Section 12.1(a) of this Agreement arising out of acts or omissions in respect of the Company or one of its Subsidiaries that occurred or occur both prior and subsequent to the adoption hereof.

12.2	Securities Holder Obligations. Each Securities Holder shall comply with the provisions of this Agreement in relation to his/her/its direct or indirect interest in the Company, and in transacting business with the Group and shall exercise his/her/its rights and powers in relation to such interest in accordance with and so as to give effect to this Agreement. The Management Parties shall cause the Company to comply with all of its obligations and perform all of its duties under this Agreement pursuant to the terms hereof.

12.3

Discrepancies. If there is any discrepancy between any provision of this Agreement and any provision of the charter documents of the Company or any Subsidiaries, the provisions of this Agreement shall prevail, and the Major Shareholders and the Company shall procure that the charter documents of the Company and such Subsidiaries are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement, including by promptly amending such charter documents to reflect the right of PAG to approve reserved matters as set forth in Section 4.2.

12.4

No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of PAG’s status as the holder of Equity Securities in the Company.

12.5

Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by the Company, the Issuer, Cayman 2, the Major Shareholder Representative, the Management Parties and PAG.

12.6

Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by the other Parties of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.7

Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.8

Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

12.9

Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by email, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

12.10

Consent to Specific Performance. The Parties acknowledge and agree that it may be impossible to measure in money the damages that would be suffered by a Party by reason of the failure  by the other Parties to perform any of the obligations hereunder. Therefore, if any Party shall seek remedies of injunction, specific performance or other equitable relief, or any combination of these remedies, in addition to any other remedy to which it may be entitled at law or in equity, for any threatened or actual breach of the terms of this Agreement, no proof of special damages shall be necessary for the enforcement of the provisions hereof.

12.11

Transfer; Assignment. None of the Parties hereto (other than PAG) shall assign this Agreement or any of its rights or duties hereunder to any Person. This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of PAG. PAG may assign this Agreement or any of its rights or duties hereunder to any Person (each a “PAG Transferee”) who acquires all or some of the Equity Securities of the Company held by PAG in accordance with the terms of this Agreement; provided that a PAG Transferee signs a Deed of Adherence substantially in the form attached hereto as Exhibit C.

SECTION 13

GOVERNING LAW; DISPUTE RESOLUTION

13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

13.2

Dispute Resolution. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 13.1 above, such dispute, including the validity, invalidity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration administered by Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the SIAC (the “SIAC Rules”) then in effect, which rules are deemed to be incorporated by reference into this section. The seat of the arbitration shall be Singapore. There shall be three (3) arbitrators. PAG shall select one (1) arbitrator. The other parties to such a dispute shall select one (1) arbitrator. The SIAC shall select the third arbitrator. The language of the arbitration shall be English. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees) and their fees shall be borne and paid by the parties in such proportions as the arbitrators shall determine.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TLC Biosciences Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Teal Sea Holding Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Sea Crest Holding Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Woods Investment Company Limited

By:	/s/ George Yeh
Name:	George Yeh
Title:	Chairman

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Tien-Huo Chen
/s/ Tien-Huo Chen

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Chin-Nu Lin
/s/ Chin-Nu Lin

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Chang-Hai Lin
/s/ Chang-Hai Lin

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreem ent as of the date first above written.

Cheng-Hsien Lin
/s/ Cheng-Hsien Lin

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Chin-Pen Lin
/s/ Chin-Pen Lin

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Yan-Huei Lin
/s/ Yan-Huei Lin

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Tai-Ping Wu
/s/ Tai-Ping Wu

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Yu-Hua Lin
/s/ Yu-Hua Lin

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Keelung Hong
/s/ Keelung Hong

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

George Yeh
/s/ George Yeh

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written .

PAG Growth Lynx Holding (BVI) Limited

By:	/s/ Timothy Yuen Cheng Zee
Name:	Timothy Yuen Cheng Zee
Title:	Director

Signature Page to Securities Holders ’Agreement

801450483.1	SIGNATURE PAGE TO SECURITIES HOLDERS’AGREEMENT

SCHEDULE 1

Part A LIST OF MAJOR SHAREHOLDERS

#	Major Shareholders	ROC ID Number
1.	Chang Hai Lin	G120182386
2.	Yu Hua Lin	A220530520
3.	Cheng Hsien Lin	G120182395
4.	Tien Huo Chen	A100557069
5.	Chin Pen Lin	G200196359
6.	Tai Ping Wu	G100290930
7.	Chin Nu Lin	G220182477
8.	Yan Huei Lin	G120182402

Part B LIST OF THE MANAGEMENT PARTIES

#	Management Parties	Passport Number
1.	Dr. Keelung Hong	L101610064
2.	George Yeh	A123332524

SCHEDULE 2 RESERVED MATTERS

(a)	amend, restate, modify or waive any provision of its constitutional documents in a manner that adversely affects the power, preference or rights of the Notes, the Preferred Shares or PAG;

(b)	make any material change to the scope of the principal business, or expand into any business area or conduct any transaction outside of the principal business;

(c)	merge, amalgamate or consolidate with any other entity other than the Rollover Transactions;

(d)	restructure or acquire any entity or business or any therein except for the Rollover Transactions;

(e)

commence or consent to any proceeding seeking (i) to adjudicate any Group Member as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any Group Member under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for any Group Member or for any substantial part of its property;

(f)

sells, transfers,  pledges or otherwise disposes  of any assets  or businesses (including intellectual properties) other than sale of products in the ordinary course of business, in each case involving an amount exceeding US$5,000,000 in one transaction or a series of transactions within twelve (12) months, unless approved in an duly approved annual business or budget plan;

(g)	change or establish any joint venture, partnership or non-wholly owned branch or Subsidiary;

(h)

determination of the timing, price, structure, listing vehicle and listing venue (other than an internationally recognized stock exchange) of a public offering or listing of securities and engagement of underwriters, auditors, financial advisors and counsels in connection with such public offering or listing of securities;

(i)

increase or reduce the authorized share, issue, authorize the issuance of, or repurchase or redemption of, any securities (including Equity Securities and debt securities) except for (x) any issuance in a Qualified IPO or under any ESOP (as defined below) approved in accordance with this Agreement, (y) any issue, repurchase or redemption as required to effect the Rollover Transactions or any Permitted Transfer, or (z) as set forth in this Agreement, the Articles or the Notes;

(j)	recapitalize, re-designate or reclassify share capital or enter into similar transaction, commence any share subdivision, share combination or share split, or create any new series or class of shares;

(k)	enter into any transaction with a Person known as a Related Person, or terminate, amend, renew or extend the terms of any such transaction;

(l)

make or permit any change in the total authorized number of Directors on the Board or the composition or authority of the Board, or any committee thereof, as set out in Section 4.3 (Board of Directors) or the number of vote(s) entitled to by any Director;

(m)	declare or pay any dividend, make any distribution to shareholders or determine, amend or modify any dividend policy;

(n)	appoint or change the auditor or any material accounting policies of any Group Member, or any Group Member’s financial year end;

(o)

make any significant tax election involving an amount exceeding US$10,000,000 (which, for the avoidance of doubt, shall not include the filing of a Group Member’s tax returns in the ordinary course of business);

(p)

adopt, amend, or terminate any employee share option plan, share incentive schemes or other schemes or arrangements of similar nature, including the New ESOP (each, an “ESOP”), and grant of securities under any ESOP approved in accordance with this Agreement;

(q)	approve any annual business or budget plan, capital expenditure plan or financing plan or any modification thereto;

(r)

acquire or purchase assets for consideration in excess of US$10,000,000 in one transaction or a series of transactions within twelve (12) months, unless approved in an duly approved annual business or budget plan;

(s)

incur capital expenditure of an amount in excess of US$10,000,000 in one transaction or a series  of transactions within twelve (12) months, unless approved in an duly approved capital expenditure plan;

(t)

make or apply for any loan borrowing to or from any Person (other than another Group Member) outside of the scope of the approved annual business plan, give any guarantee or security to any Person (other than any guarantee or security provided to a Government Authority for securing subsidies granted by any Government Authority), conduct any off-balance sheet financing, conduct any other financing or credit support event that may give rise to any actual or contingent liability, engage in any activity that may result in any contingent liability or create any Encumbrance by any Group Member on any assets, or grant any option to acquire any assets in connection with or incidental to the creation of any Encumbrance, in a total amount in excess of US$5,000,000;

(u)	commence, materially modify, suspend or terminate any clinical trial program;

(v)	enter into any exclusive inbound or outbound license arrangements regarding any material technology or other intellectual properties, in each case involving an amount exceeding US$10,000,000;

(w)	enter into any other material contract or a series of related material contracts involving an amount exceeding US$10,000,000;

(x)

hire or terminate any Senior Manager, approve or modify his compensation plans (including cash and stock option or other equity linked compensation), or appoint, remove, or establish or modify the scope of responsibilities and other terms of appointment of any Senior Manager;

(y)	commence or settles any material litigation, investigation or dispute that (i) has a value in excess of US$5,000,000 or (ii) involves liabilities in excess of US$5,000,000 by any member of the Group;

(z)	approve, adopt or amend any policies or procedures in related to anti-corruption and business ethics; and

(aa)   authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

EXHIBIT A

FORM OF JOINDER OF TLC

JOINDER AGREEMENT made on the [●] day of, [●]

BETWEEN:

(1)	TLC BioSciences Corp., a incorporated with limited liability and existing under the laws of the Cayman Islands whose registered address is [●] (the “Company”); and

(2)	Taiwan Liposome Company, Ltd ( “TLC”).

RECITALS:

(A)

On [●], the Company, its Securities Holders and other parties thereto entered into a Securities Holders’ Agreement (the “Securities Holders’ Agreement”) to which a form of this Joinder Agreement is attached as Exhibit A.

(B)	TLC is indirectly wholly owned by the Company, and has agreed to become a party to the Securities Holders’ Agreement on the terms set forth therein.

(D)	The Company enters this Joinder Agreement on behalf of itself and as agent for all the existing parties to the Securities Holders’ Agreement.

NOW THIS DEED WITNESSES as follows:

1.

Interpretation. In this Joinder Agreement, except as the context may otherwise require, all words and expressions defined in the Securities Holders’ Agreement shall have the same meanings when used herein.

2.

Covenant. TLC hereby covenants to the Company as trustee for all other Persons who are at present or who may  hereafter become bound by the Securities Holders’ Agreement, and to the Company itself, to adhere to and be bound by all of its duties, burdens and obligations imposed pursuant to the provisions of the Securities Holders’ Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if TLC had been an original party to the Securities Holders’ Agreement since the date thereof.

3.

Enforceability. Each existing party to the Securities Holders’ Agreement and the Company shall be entitled to enforce the Securities Holders’ Agreement against TLC, and TLC shall be entitled to all of its rights and benefits under the Securities Holders’ Agreement as if TLC had been an original party to the Securities Holders’ Agreement since the date thereof.

4.	Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF HONG KONG.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the date first above written.

TLC BIOSCIENCES CORP.

By:
Name:
Title:

TAIWAN LIPOSOME COMPANY, LTD

By:
Name:
Title:

EXHIBIT B

FORM OF JOINDER OF SERIES A-3 PREFERRED SHAREHOLDER

DEED OF ADHERENCE made on the [●] day of, [●]

BETWEEN:

(1)	TLC BioSciences Corp., a incorporated with limited liability and existing under the laws of the Cayman Islands whose registered address is [●] (the “Company”); and

(2)	[Name of Holder of Series A-3 Preferred Shares] (the “Series A-3 Preferred Shareholder”).

RECITALS:

(A)

On [●], the Company, its Securities Holders and other parties thereto entered into a Securities Holders’ Agreement (the “Securities Holders’ Agreement”) to which a form of this Deed is attached as Exhibit B.

(B)	The Series A preferred shares of Cayman 2 held by the Series A-3 Preferred Shareholder are being exchanged for Series A-3 Preferred Shares of the Company.

(C)	The Series A-3 Preferred Shareholder has agreed to enter into this Deed.

(D)	The Company enters this Deed on behalf of itself and as agent for all the existing parties to the Securities Holders’ Agreement.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation. In this Deed, except as the context may otherwise require, all words and expressions defined in the Securities Holders’ Agreement shall have the same meanings when used herein.

2.

Covenant. The Series A-3  Preferred  Shareholder hereby covenants to  the Company as trustee for all other Persons who are at present or who may hereafter become bound by the Securities Holders’ Agreement, and to the Company itself, to adhere to and be bound by all of its duties, burdens and obligations imposed pursuant to the  provisions of the  Securities Holders’ Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the Series A-3 Preferred Shareholder had been an original party to the Securities Holders’ Agreement since the date thereof.

3.

Enforceability. Each existing party to the Securities Holders’ Agreement and the Company shall be entitled to enforce the Securities Holders’ Agreement against the Series A-3 Preferred Shareholder, and the Series A-3 Preferred Shareholder shall be entitled to all of its rights and benefits under the Securities Holders’ Agreement, as if the Series A-3 Preferred Shareholder had been an original party to the Securities Holders’ Agreement since the date thereof.

4.	Governing Law. THIS DEED OF ADHERENCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF HONG KONG.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date first above written.

TLC BIOSCIENCES CORP.

By:
Name:
Title:

[NAME OF THE SERIES A-3 PREFERRED SHAREHOLDER]

By:
Name:
Title:

EXHIBIT C

FORM OF DEED OF ADHERENCE

DEED OF ADHERENCE made on the [●] day of, [●]

BETWEEN:

(1)	TLC BioSciences Corp., a incorporated with limited liability and existing under the laws of the Cayman Islands whose registered address is [●] (the “Company”); and

(2)	[Name of New Securities Holder] (the “New Securities Holder”).

RECITALS:

(A)

On [●], the Company, its Securities Holders and other parties thereto entered into a Securities Holders’ Agreement (the “Securities Holders’ Agreement”) to which a form of this Deed is attached as Exhibit C.

(B)

The New Securities Holder wishes to have transferred to him/her/it $[●] principal amount of the Note / [●] Shares of the Company (the “Shares”) from [●] (the “Old Security Holder”) and in accordance with Section 2.6 of the Securities Holders’ Agreement has agreed to enter into this Deed.

(C)	The Company enters this Deed on behalf of itself and as agent for all the existing parties to the Securities Holders’ Agreement.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation. In this Deed, except as the context may otherwise require, all words and expressions defined in the Securities Holders’ Agreement shall have the same meanings when used herein.

2.

Covenant. The New Securities Holder hereby covenants to the Company as trustee for all other Persons who are at present or who may hereafter become bound by the Securities Holders’ Agreement, and to the Company itself, to adhere to and be bound by all the duties, burdens and obligations of the Old Securities Holder imposed pursuant to the provisions of the Securities Holders’ Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Securities Holder had been an original party to the Securities Holders’ Agreement since the date thereof.

3.

Enforceability. Each existing party to the Securities Holders’ Agreement and the Company shall be entitled to enforce the Securities Holders’ Agreement against the New Securities Holder, and the New Securities Holder shall be entitled to all rights and benefits of the Old Security Holder under the Securities Holders’ Agreement, in each case as if the New Securities Holder had been an original party to the Securities Holders’ Agreement since the date thereof.

4.	Governing Law. THIS DEED OF ADHERENCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF HONG KONG.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date first above written.

TLC BIOSCIENCES CORP.

By:
Name:
Title:

[NAME OF NEW SHAREHOLDER]

By:
Name:
Title:

SECURITIES HOLDERS’ AGREEMENT AMONG

TLC BIOSCIENCES CORP. TEAL SEA HOLDING CORP. SEA CREST HOLDING CORP. MAJOR SHAREHOLDERS MANAGEMENT PARTIES

WOODS INVESTMENT COMPANY LIMITED (森投資股份有限公司)

AND

PAG GROWTH LYNX HOLDING (BVI) LIMITEDENTITY

Dated October 12, 2021

801463873.3

TABLE OF CONTENTS

i

SCHEDULE

SCHEDULE 1	PARTICULARS OF CERTAIN PARTIES

SCHEDULE 2	RESERVED MATTERS

EXHIBIT

EXHIBIT A	FORM OF JOINDER BY TLC

EXHIBIT B	FORM OF DEED OF ADHERENCE

ii